    As filed with the Securities and Exchange Commission on June 16, 1999
                                                  Registration No. 333-_________
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                       -------------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                      --------------------------------
                             INKTOMI CORPORATION
           (Exact name of Registrant as specified in its charter)


           Delaware                                                                                               94-3238130
                                                      1900 South Norfolk St.
(State or other jurisdiction of                             Suite 310                                            (IRS Employer
incorporation or organization)                         San Mateo, CA 94403                                   Identification Number)

                                                          (650) 653-2800
                                        (Address, including zip code, and telephone number,
                                 including area code, of Registrant's principal executive offices)

                        -------------------------------
                                Timothy Stevens
       Vice President of Corporate and Legal Affairs and General Counsel
                              INKTOMI CORPORATION
                            1900 South Norfolk St.
                                   Suite 310
                              San Mateo, CA 94403
                                (650) 653-2800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                        -------------------------------
                                  Copies to:
                            Douglas H. Collom, Esq.
                          Priya Cherian Huskins, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                          Palo Alto, California 94304
                                (650) 493-9300
                        -------------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------

                                                                           Proposed           Proposed
        Title of Each Class                                Amount           Maximum            Maximum
          of Securities                                    to be         Offering Price       Aggregate               Amount of
         to be Registered                                Registered       Per Share(1)     Offering Price(1)      Registration fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $0.001 par value                        2,136,068 shares      $89.875         $191,979,111.50          $53,370.19
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on June 14, 1999.

                        -------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS (Subject to completion)
----------
Dated June 16, 1999

                                               Inktomi Corporation
                                               1900 South Norfolk St.
                                               Suite 310
                                               San Mateo, CA 94403
                                               Telephone Number:  (650) 653-2800


                               2,136,068 Shares

                              INKTOMI CORPORATION

                                 COMMON STOCK

                        -------------------------------
     These shares may be offered and sold from time to time by certain stockholders of Inktomi identified in this prospectus. See "Selling Stockholders." The selling stockholders acquired the shares on either April 30, 1999 in connection with Inktomi Corporation's ("Inktomi") acquisition of Impulse Buy Network, Inc., or on September 25, 1998 in connection with Inktomi's acquisition of C2B Technologies, Inc.

     The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Inktomi will not receive any proceeds from the sale of the shares.

     You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the common stock offered hereby.

     Inktomi's common stock is quoted on the Nasdaq National Market under the symbol "INKT." On June 14, 1999, the last reported sale price of the common stock was $84.75 per share.

                        -------------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        -------------------------------

                                 June 16, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Available Information.........................................................3
Information Incorporated by Reference.........................................3
Forward Looking Information...................................................4
Risk Factors..................................................................5
Use of Proceeds..............................................................15
Selling Stockholders.........................................................15
Plan of Distribution.........................................................25
Legal Matters................................................................26
Experts......................................................................26

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Inktomi common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

     In this prospectus, "Inktomi," "we," "us," and "our" refer to Inktomi Corporation and its subsidiaries.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Additional information about us may be found on our web site at http://www.inktomi.com. Information contained on
                            ----------------------
Inktomi's web site does not constitute part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the selling stockholders sell all the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. _______). The documents we incorporate by reference are:

     1. Inktomi's Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     2. Inktomi's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     3. Inktomi's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

     4. Inktomi's Current Report on Form 8-K dated May 13, 1999 relating to the acquisition of Impulse Buy Network, Inc.;

     5. Inktomi's Current Report on Form 8-K dated December 29, 1998 relating to Inktomi's stock split;

     6. Inktomi's Current Report on Form 8-K dated November 6, 1998 relating to the pooling of interests resulting from Inktomi's acquisition of C2B Technologies, Inc.;

     7. Inktomi's Current Report on Form 8-K dated October 9, 1998, as amended November 2, 1998, relating to the acquisition of C2B Technologies, Inc.; and

     8. The description of Inktomi's common stock contained in its Registration Statement on Form 8-A as filed with the SEC on May 22, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Inktomi Corporation, 1900 South Norfolk Street, Suite 310, San Mateo, CA 94403; telephone number
(650) 653-2800.

                          FORWARD LOOKING INFORMATION

     This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Our actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. In particular, please review the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended September 30, 1998, and our quarterly report on Form 10-Q for the quarter ended March 31, 1999, which reports are incorporated herein by reference and such section of any subsequently filed Exchange Act reports. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the shares offered hereby should carefully consider the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

Limited Operating History

     Inktomi was founded in February 1996 and has a limited operating history. An investor in our Common Stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include our:

     .  substantial dependence on products with only limited market acceptance;

     .  need to expand our sales and support organizations;

     .  competition;

     .  need to manage changing operations;

     .  customer concentration;

     .  reliance on strategic relationships; and

     .  dependence upon key personnel.

     We also depend on the growing use of the Internet for commerce and communication and on general economic conditions. We cannot be certain that our business strategy will be successful or that we will successfully address these risks.

History of Losses and Expectation of Future Losses

     We incurred net losses of $3.5 million for the period from inception through September 30, 1996, $10.4 million for the year ended September 30, 1997, $22.4 million for the year ended September 30, 1998 and $10.4 million for the six months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $46.6 million. We have not achieved profitability and expect to continue to incur net losses for at least the next several quarters. We expect to continue to incur significant sales and marketing, product development and administrative expenses across all lines of business, and in particular in our shopping engine business as we continue to develop and enhance our shopping technology, integrate Impulse Buy into our operations and initiate new sales and marketing efforts. As a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot be certain that this growth will continue at the same rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

Substantial Dependence on Traffic Server; Uncertainty of Market Acceptance

     Our future growth substantially depends on the commercial success of our Traffic Server network cache product, which we have licensed to only a small number of customers. We are initially targeting telecommunications carriers and Internet service providers for our Traffic Server product, although we are expanding our customer prospects to include Internet hosting providers, OEM customers and large enterprise customers. Our ability to generate substantial and sustained revenues from our Traffic Server product is dependent upon achieving sales penetration in each of these market segments. The market for large-scale network caching is in its infancy, and we are not certain our target customers will widely adopt and deploy caching technology throughout their networks. Even if they do so, they may not choose our Traffic Server network cache product for technical, cost, support or other reasons. Although we have tested our Traffic Server product prior to making it available to customers, we cannot be certain that we have found and fixed all significant performance errors. If our target customers do not widely adopt and purchase our Traffic Server product, our business, financial condition and results of operations will be adversely affected.

Long Sales Cycle for Traffic Server

     To date, our customers have taken a long time to evaluate Traffic Server and many people have been involved in the process. Along with our distribution partners, we spend a lot of time educating and providing information to our prospective customers regarding the use and benefits of Traffic Server. Even after purchase, our customers tend to deploy Traffic Server slowly and deliberately, depending on the skill set of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy Traffic Server. The long sales and implementation cycles for Traffic Server may cause license revenues and operating results to vary significantly from period to period.

Risks Associated with Internet Search Engine Service

     Our search services revenues result primarily from the number of end-user searches that are processed by our search engine and the level of advertising revenue generated by our Internet portal and other web site customers. Our agreements with customers do not require them to direct end users to our search services or to use the search service at all. For example, In January 1999, Microsoft announced that it had signed an agreement to license certain online communications technologies to a third party and in exchange would adopt the search technology provided by the third party as the primary search engine for the MSN Network, replacing our search engine. Accordingly, revenues from search services are highly dependent upon the willingness of customers to promote and use the search services we provide, the ability of our customers to attract end users to their online services, the volume of end-user searches that are processed by our search engine, and the ability and willingness of customers to sell advertisements on the Internet pages viewed by end users.

     Our search contracts require us to meet specific requirements, including the features provided, performance, the size of the Internet database maintained, the frequency of updating the search database and reliability. In addition, we believe it important to maintain features and functionality that are not explicitly covered in our search agreements, such as high relevance of search results. The volume of search queries processed by our search engine has grown significantly, which has placed some strain on our operational capability to meet customer requirements. If we do not meet these requirements, customers may cancel our service or choose to use a separate service. We provide our search engine services from multiple data centers, all of which are housed at facilities operated by a single source hosting provider. Circumstances outside of our control such as fires, earthquakes, power failures, telecommunications failures, sabotage, unauthorized intrusions to our databases and similar events could occur that may bring down one or more of our data centers. For example, in June 1998, lightning struck the facility housing our data center in Virginia and interrupted service from this center. In addition, our data center hosting provider has experienced network failures from time to time, which has also interrupted our service. Service interruptions for any reason would reduce our revenues and could result in contract cancellations.

Risks Associated with Internet Shopping Engine

     In September 1998, we acquired C2B Technologies, Inc. to accelerate our entry into the online comparison shopping business. Our Internet shopping engine is still under development and is available only in "preview" versions. Like our Internet search engine, we plan to make our Internet shopping engine available to Internet portals and other web site customers and will not develop our own branded online shopping site. We are developing the shopping engine to enable Internet portals to provide shopping services to their end users. In April 1999, we acquired Impulse Buy to supplement the functionality of our shopping engine. We are still developing the business model for our shopping engine and anticipate that revenues will be generated by revenue sharing arrangements with online merchants, and by per-query search fees, advertising revenue and license, support and maintenance fees from Internet portals and other web site customers. The success of our shopping engine will depend on our ability to establish and maintain strong relationships with customers and online merchants, the dollar volume of online purchases generated by participating merchants, and the level of advertising revenues generated by customers. In addition, the shopping engine will need to collect and organize vast amounts of electronic information from online merchants and publishers of comparative product information, which is a highly complex task. Developing these capabilities and other required features for the shopping engine will require significant additional expenses and management and development resources. Much of this investment is required in advance of generating revenues, which have not been significant to date and are expected to be modest for the next few quarters. We cannot be certain that our entry into the online shopping business will be successful.

Quarterly Financial Results are Subject to Significant Fluctuations

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including:

     .  demand for our products and services;

     .  the timing of sales of our products and services;

     .  loss of customers

     .  changes in the growth rate of Internet usage;

     .  delays in introducing new products and services;

     .  new product introductions by competitors;

     . changes in our pricing policies or the pricing policies of our competitors;

     .  the mix of products and services sold;

     . the mix of sales channels through which our products and services are sold;

     .  the mix of domestic and international sales;

     .  costs related to acquisitions of technology or businesses; and

     . economic conditions generally as well as those specific to the Internet and related industries.

     We expect that a significant portion of our future revenues will come from licenses of Traffic Server. We further expect that such revenues will come from licenses of Traffic Server to a small number of customers. The volume and timing of orders are difficult to predict because the market for Traffic Server is in its infancy and the sales cycle may vary substantially from customer to customer. The cancellation or deferral of even a small number of licenses of Traffic Server would reduce our expected revenues, which would adversely affect our quarterly financial performance. To the extent significant sales occur earlier than expected, operating results for later quarters may not compare favorably with operating results from earlier quarters.

     Quarterly revenues and operating results generated by our search engine business generally depend on per-query fees and shared advertising revenues received from our search engine customers within the quarter. Advertising revenues generated by our customers are pursuant to short-term contracts and are subject to seasonal trends in advertising sales. Revenues from per-query fees depend on the volume of end-user search queries processed by our search engine. Reduced advertising sales, a low level of usage by end users or the cancellation or deferral of any customer contract would reduce our expected revenues, which could adversely affect our quarterly financial performance.

     Inktomi is still developing the business model for its shopping engine and anticipates that revenues will be generated by revenue sharing arrangements with online merchants, and by per-query search fees, advertising revenue and license, support and maintenance fees from Internet portals and other web site customers. Revenues from online shopping have not been significant to date and are expected to be modest for the next few quarters. We plan to significantly increase our operating expenses to launch and support our online shopping business, expand our sales and marketing operations, broaden our customer support capabilities, establish new search engine and shopping engine data centers, develop new distribution channels, and fund greater levels of research and development. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are fixed in the short term. As a result, a delay in generating or recognizing revenue for the reasons set forth above or for any other reason could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our Common Stock may fall.

Need to Expand Sales and Support Organizations

     We will need to substantially expand our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products. Our products and services require a sophisticated sales effort targeted at several people within our prospective customers. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we believe that our future success is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, including resellers, master distributors and OEM partners. We seek to sign up distribution partners that have a substantial amount of technical expertise in the computer network and telecommunications industry. Even with this expertise, our distribution partners generally require a significant amount of training and support. We cannot be certain that we will be successful in signing up desired distribution partners on a timely basis or at all or that our distribution partners will devote adequate resources or have the technical and other sales capabilities to sell our products.

     Similarly, the complexity of our products and the difficulty of installing them require highly trained customer service and support personnel. We currently have a small customer service and support organization and will need to increase our staff to support new customers, new product lines (such as the recent addition of our shopping engine) and the expanding needs of existing customers. Hiring customer service and support personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

Our Markets are Highly Competitive

     We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We face competition in the overall network infrastructure market as well as the network cache and Internet search and online shopping segments of this market. We have experienced and expect to continue to experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources.

     Competition in the network cache market continues to intensify as new solutions are coming on the market and several companies are forming technology alliances and OEM relationships to sell their products. In the network cache market, we compete with several companies, including CacheFlow, Inc., Cisco Systems, Inc., InfoLibria, Inc., Microsoft Corporation, Mirror Image Internet, Inc., Netscape Communications Corp., Network Appliance, Inc., Novell, Inc., and Spyglass, Inc. We also compete against freeware caching solutions including CERN, Harvest and Squid. We are aware of numerous other major software developers as well as smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete with Traffic Server. We believe that Traffic Server may face competition from other providers of hardware and software offering competing solutions to network infrastructure problems, including networking hardware and companion software manufacturers such as Ascend Communications, Inc., Bay Networks, Inc., Ciena Corporation, IBM Corporation and Lucent Technologies, Inc.; hardware manufacturers such as Compaq Computer Corp., Dell Computer Corp., Hewlett-Packard Company, Intel Corporation, Motorola, Inc. and Sun Microsystems, Inc.; telecommunications providers such as AT&T, Inc., MCI Worldcom, Inc., and regional Bell operating companies; cable TV/communications providers such as Continental Cablevision, Inc., TimeWarner, Inc. and regional cable operators; software database companies such as Informix Corporation, Oracle Corporation and Sybase, Inc.; and large diversified software and technology companies including Microsoft, Netscape and others. Cisco Systems, Microsoft and Netscape provide or have announced their intentions to provide a range of software and hardware products based on Internet protocols and to compete in the broad Internet/intranet software market as well as in specific market segments in which we compete.

     We compete with a number of companies to provide Internet search services, many of which have operated services in the market for a longer period, have greater financial resources, have established marketing relationships with leading online services and advertisers, and have secured greater presence in distribution channels. Traditionally, these companies have provided search services directly to end users through their own web sites and have supplied search services to third party web sites as a supplement to this business. However, we are facing increased competition from several newer competitors that are following our business model of providing Internet search services primarily to Internet portals and other web site customers. These newer competitors have focused on search result relevance and ease of use in providing their service. We currently compete with companies including Ask Jeeves, Inc., Compaq Computer Corporation (Alta Vista), Direct Hit Technologies, Inc., Excite, Inc., Google, Inc., Infoseek Corporation, Lycos Corporation, and Northern Light, Inc. In addition, large media companies such as The Walt Disney Company and NBC Enterprises, and other Internet-based companies such as America Online, Inc. and At Home Corporation have recently made investments in or acquired Internet search engine companies and we believe that other large media enterprises may enter or expand their presence in the Internet search engine market, either directly or indirectly through collaborations or other strategic alliances.

     The market for our shopping engine application is rapidly evolving and intensely competitive. Our current and potential competitors include other providers of shopping technologies and services including Jango.com, owned by Excite, Junglee, recently acquired by Amazon.com, Inc., and mySimon.com, Inc.; and various online retailers and aggregators of merchandise including Amazon.com, Bottom Dollar, owned by WebCentric, Inc., eBay, Inc., InfoSpace.com,Inc. and Yahoo! Inc. We believe the principal factors that will draw end users to an online shopping application include brand availability, selection, personalized services, convenience, price, accessibility, customer services, quality of search tools, quality of content, and reliability and speed of fulfillment for products ordered. We will have little or no control over many of these factors.

     Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or hardware, including operating systems and browsers, in a manner that may discourage users from purchasing products offered by us. Also, current and potential competitors have greater name recognition, more extensive customer bases that could be leveraged, and access to proprietary content. Increased competition could result in price reductions, fewer customer orders, fewer search queries served, reduced gross margins and loss of market share.

Need to Manage Changing Operations

     Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We continue to increase the scope of our operations domestically and internationally and have grown our headcount substantially. At September 30, 1997, we had a total of 67 employees and at March 31, 1999 we had a total of 261 employees. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, enhance our internal and external security systems, and will need to continue to expand, train and manage our work force worldwide. Furthermore, we expect that we will be required to manage multiple relationships with various customers, merchants and other third parties.

     In October 1998, we entered into an 11-year lease for 177,000 square feet of new office space in Foster City, California. We anticipate that the lease will commence in June 1999. The lease is for more space than we will need for the next several years. The commercial real estate market in San Mateo County, California is volatile and unpredictable in terms of rental fees, occupancy rates and preferred locations. If we fail to sublease a significant portion or all of our existing space or a substantial portion of our new space, we will incur substantial additional operating expense during the lease term.

Dependence Upon Key Personnel

     We intend to hire a significant number of additional sales, support, marketing, and research and development personnel in calendar 1999 and beyond. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future. Our future success also depends upon the continued service of our executive officers and other key sales, marketing and support personnel. In addition, our products and technologies are complex and we are substantially dependent upon the continued service of our existing engineering personnel, and especially our founders. None of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will. We do not have "key person" life insurance policies covering any of our employees.

Customer Concentration

     We have generated a substantial portion of our historical search services revenues and network applications revenues from a limited number of customers. We expect that a small number of customers will continue to account for a substantial portion of revenues for the foreseeable future. As a result, if we lose a major customer, or in the case of our search engine business, if there is a decline in usage of any customer's search service, our revenues would be adversely affected. In addition, we cannot be certain that customers that have accounted for significant revenues in past periods, individually or as a group, will continue to generate revenues in any future period.

Risks of Infringement and Proprietary Rights

     Our products and services operate in part by making copies of material available on the Internet and other networks and making this material available to end users from a central location. This creates the potential for claims to be made against us (either directly or through contractual indemnification provisions with customers) for defamation, negligence, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. These claims have been threatened against us from time to time, and have been brought, and sometimes successfully pressed, against online service providers in the past. It is also possible that if any information provided through our search engine or shopping engine, or information that is copied and stored by customers that have deployed Traffic Server, such as stock quotes, analyst estimates or other trading information, contains errors, third parties could make claims against us for losses incurred in reliance on this information. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

     Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

     Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Lycos has announced that it is the exclusive licensee of a patent covering a method of crawling information on the Internet, and that it may bring actions against companies that it believes are infringing this patent in the future. We also believe that many of our competitors in the network cache business have filed or intend to file patent applications covering aspects of their technology that they may claim our technology infringes. We cannot be certain that Lycos or other third parties will not make a claim of infringement against us with respect to our products and technology. Any claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business.

Rapid Technological Change

     The network infrastructure market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers. The increasing scope of our business has led us to allocate additional resources on executing against our current business opportunities and fewer resources on longer term projects. We have experienced delays in releasing new products and product enhancements and may experience similar delays in the future. Material delays in introducing new products and enhancements may cause customers to forego purchases of our products and purchase those of our competitors.

Dependence on Strategic Relationships

     We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with key hardware and software vendors, distribution partners and customers. We believe these relationships are important in order to validate our technology, facilitate broad market acceptance of our products, and enhance our sales, marketing and distribution capabilities. If we are unable to develop key relationships or maintain and enhance existing relationships, we may have difficulty selling our products and services.

     We have from time to time licensed minor components from others such as reporting functions and security features and incorporated them into our products. If these licensed components are not maintained, it could impair the functionality of our products and require us to obtain alternative products from other sources or to develop this software internally, either of which could involve costs and delays as well as diversion of engineering resources.

Risks Associated with International Operations

     We market and sell our products in the United States and internationally. We have offices in England, Germany, Korea and Japan to market and sell our products in those countries and surrounding regions. We plan to establish additional facilities in other parts of the world. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. We cannot be certain that our investments in establishing facilities in other countries will produce desired levels of revenue. We currently have limited experience in developing localized versions of our products and marketing and distributing our products internationally. In addition, international operations are subject to other inherent risks, including:

     .  the impact of recessions in economies outside the United States;

     . greater difficulty in accounts receivable collection and longer collection periods;

     .  unexpected changes in regulatory requirements;

     .  difficulties and costs of staffing and managing foreign operations;

     .  reduced protection for intellectual property rights in some countries;

     .  potentially adverse tax consequences; and

     .  political and economic instability.

     Our international expenses are generally denominated in local currencies. We do not currently engage in currency hedging activities. Although exposure to currency fluctuations to date has been insignificant, future fluctuations in currency exchange rates may adversely affect results of international operations.

Year 2000 Risks

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

     We are in the early stages of assessing our Year 2000 readiness. We have only conducted a preliminary investigation and performed limited testing to determine whether our Traffic Server and search engine software are Year 2000 compliant. We have not performed any evaluation regarding our shopping engine application. Our software products operate in complex network environments and directly and indirectly interact with a number of other hardware and software systems. Despite preliminary investigation and testing by us and our partners, our software products and the underlying systems and protocols running our products may contain errors or defects associated with Year 2000 date functions. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material Year 2000 failure. Known or unknown errors or defects that affect the operation of our software could result in delay or loss of revenue, interruption of search or shopping services, cancellation of customer contracts, diversion of development resources, damage to our reputation, increased service and warranty costs, and litigation costs, any of which could adversely affect our business, financial condition and results of operations.

Risks Associated with Potential Acquisitions

     We have purchased two companies during the last three quarters and intend to continue to make investments in complementary companies, products or technologies in the future. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired technology or products into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to Inktomi or our existing stockholders.

Government Regulation and Legal Uncertainties

     Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations, and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the

United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

Potential Volatility of Stock Price

     The market price of our Common Stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of Internet-related companies have been especially volatile. Investors may be unable to resell their shares of our Common Stock at or above the offering price. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

                                USE OF PROCEEDS

     Inktomi will not receive any proceeds from the sale of the shares by the selling stockholders. All net proceeds from the sale of Inktomi Common Stock will go to the stockholders who offer and sell their shares.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of June 16, 1999, with respect to the number of shares of common stock owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

     The shares being offered by the selling stockholders were acquired from Inktomi in either Inktomi's acquisition of Impulse Buy Network, Inc. pursuant to an Agreement and Plan of Reorganization dated April 21, 1999, or Inktomi's acquisition of C2B Technologies, Inc. pursuant to an Agreement and Plan of Reorganization dated August 31, 1998. In both acquisitions, the shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act. The selling stockholders represented to Inktomi that they were acquiring the shares for investment and with no present intention of distributing the shares.

     Inktomi has filed with the SEC, under the Securities Act, a registration statement on Form S-3 (the "Registration Statement") of which this prospectus forms a part, with respect to the resale of the shares from time to time on The Nasdaq National Market or in privately-negotiated transactions. In the Declaration of Registration Rights made and executed by Inktomi on April 21, 1999 pursuant to an Agreement and Plan of Reorganization dated April 21, 1999, Inktomi has agreed to use its best efforts to keep the Registration Statement effective for 180 days or, if earlier, the date that all shares have been sold. In the Registration Rights Agreement dated September 25, 1998, executed pursuant to an Agreement and Plan of Reorganization dated August 31, 1999, Inktomi agreed to allow former shareholders of C2B Technologies to register on the Registration Statement shares of Inktomi stock that they received pursuant to the August 31, 1999 Agreement and Plan of Reorganization.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
Former C2B
Shareholders

Alamo Partners            c/o Bass Companies, 201 Main Street, #2600             14,594        14,594             0
                          Ft. Worth, TX  76102

Alexander, Jim            6 Edgewood Lane, Bronxville, NY  10708-1905             1,125         1,125             0



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------

Amram, Joseph             718 Loma Verde Avenue, Palo Alto, CA                   20,612        20,612             0
                          94303-4144

Anderson, Chris           c/o Millenium Asset Mgmt, 150 N. Hill Drive             3,124         3,124             0
                          Suite 40, Brisbane, CA  94005

April, Rand               300 South Grand, Suite 3400, Los Angeles, CA           23,602        23,602             0
                          90071

Bass, Hyatt Anne          c/o Bass Companies, 201 Main Street, #2600              8,108         8,108             0
                          Ft. Worth, TX  76102-3105

Bass, Lee                 c/o Bass Companies, 201 Main Street, #2600              9,728         9,728             0
                          Ft. Worth, TX  76102-3105

Bass, Samantha Sims       c/o Bass Companies, 201 Main Street #2600               8,108         8,108             0
                          Ft. Worth, TX  76102-3105

Bass, Sid                 c/o Bass Companies, 201 Main Street #2600               8,108         8,108             0
                          Ft. Worth, TX  76102-3105

Boboff, Peter             3377 Pacific Avenue, San Francisco, CA  94118          83,810        83,810             0

Borenstein Family         60 Bay Way, San Rafael, CA  94901                      52,878        52,878             0
 Trust, The

Broad, Eli                Attn:  Cindy Quane, 1999 Avenue of the Stars           31,248        31,248             0
                          Suite 3170, Los Angeles, CA  90067-4612

Clair/MacLean,            21100 Saratoga Hills Rd., Saratoga, CA                  6,250         6,250             0
Mike & Audrey             95070-5373

Cloister, L.P.            27400 Nortwestern Hwy., Southfield, MI                    624           624             0
                          48034-4724

Coley, Stephen            1 First National Plaza #2900, Chicago, IL               4,250         4,250             0
                          60603-2003



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
Crisp, Peter              103 Horseshoe Road, Mill Neck, NY  11765-1005           3,124         3,124             0

Cypress VI Partners       c/o RN Compton, Eber International, 320 Paul           12,581        12,581             0
                          Avenue, San Francisco, CA  94124-3123

Dellar, Carl              14008 Shady Oak Ct., Saratoga, CA  95070               48,632        48,632             0

Draper DFIV Partners      7821 Horseshoe Lane, Potomac, MD  20854-3828            5,074         5,074             0

Draper Fisher             400 Seaport Ct., Suite 250, Redwood City, CA               32            32             0
 Associates Fund IV,      94063-2767
 L.P.

Draper Fisher Mgmt. Co.   400 Seaport Ct., Suite 250, Redwood City, CA            5,682         5,682             0
                          94063-2767

Draper Fisher Partners    400 Seaport Ct., Suite 250, Redwood City, CA                6             6             0
 IV, LLC                  94063-2767

Draper, Polly             400 Seaport Ct., Ste. 250, Redwood City, CA             4,124         4,124             0
                          94063-2767

Draper, Rebecca           400 Seaport Ct., Ste. 250, Redwood City, CA             4,124         4,124             0
                          94063-2767

Draper, Timothy           400 Seaport Ct., Ste. 250, Redwood City, CA            54,840        54,840             0
                          94063-2767

Draper, William Trust     PO Box 59507, Potomac, MD  20859                        4,248         4,248             0

Fetzer, Wade              c/o Goldman Sachs Group, 4900 Sears Tower               6,250         6,250             0
                          Chicago, IL  60606

Fisher, Fred              c/o Charles Schwab of Puerto Rico, American             1,648         1,648             0
                          International Plaza, 250 Munoz Rivera Ave.
                          Ste #104, Hato Rey, Puerto Rico  00918



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
Fisher, Herbert           150 Brady Lane, Bloomfield Hills, MI                      412           412             0
                          48304-2804

Fisher, John H.N.         c/o Draper Associates, 400 Seaport Ct. Ste             34,762        34,762             0
                          250
                          Redwood City, CA  94063-2767

Flaherty, Peter           130 E 95th Street, New York, NY  10128-1705             4,688         4,688             0

Foster, Richard           21 E 79th Street, New York, NY  10021-0125              2,100         2,100             0

GFAM #1, L.P.             c/o Jim Gidwitz, 225 W. Wacker Drive                   21,988        21,988             0
                          Ste. 1800, Chicago, IL  60606-1229

Ginsburg, Paul M.,        50 Shady Lane, Ross, CA  94957                         44,034        44,034             0
As Separate Property

Grayson, Bruns            c/o ABS Ventures, 1 South Street #2150,                 1,562         1,562             0
                          Baltimore, MD  22102

Graystone Venture Fund,   Attn: Judy Dorr, One Northfield Plaza,                  4,198         4,198             0
 LLC                      Northfield, IL  60093

Greenacre Foundation      30 Rockefeller Plaza 5600, New York, NY                 3,124         3,124             0
                          10112-0002

Gupta, Rajat              c/o Mckinsey & Co., 1 First National Plaza              4,250         4,250             0
                          #2900, Chicago, IL  60603-2003

Guth, John                c/o Rockefeller & Co., 30 Rockefeller Plaza               884           884             0
                          #5600, New York, NY  10112-0002

Harris, William M.D.      665 Concord Avenue, Belmont, MA  02478-2027             3,000         3,000             0

How, David                121 Maywood Drive, San Francisco, CA                    8,122         8,122             0
                          94127-2039

JABE, LLC                 c/o Draper Associates, 400 Seaport Ct., Ste             8,248         8,248             0
                          250, Redwood City, CA  94063-2767



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
Jurvetson, Steve          c/o Draper Associates, 400 Seaport Ct., Ste            15,824        15,824             0
                          250, Redwood City, CA  94063-2767

Kubal, Lawrence           400 Seaport Ct., Ste. 250, Redwood City, CA               708           708             0
                          94063-2767

Kligfeld Family Trust,    1615 Bonanza Street, Suite 203, Walnut                 75,526        75,526             0
 Marnin & Margo           Creek, CA 94596

Lysander, LLC             c/o Rockefeller & Co., 30 Rockefeller Plaza             1,562         1,562             0
                          #5600, New York, NY  10112-0002

MacNaughton, Andrew       1808 Country Club Rd., Thousand Oaks, CA                  850           850             0
                          91360-5005

MacNaughton, Angus        c/o Genstar, 555 California Street,                     2,440         2,440             0
                          Suite 4850, San Francisco, CA 94104

MacNaughton, Gillian      7 Baird Street, Apt 12, Montpelier, VT                    626           626             0
                          05602-3041

McDaniel, Terrence L.     144 Iron Gate Ct., Alamo, CA  94507                    45,924        45,924             0
 and McDaniel, Sally
 A., Trustees under the
 McDaniel Family
 Revocable Trust dated
 December 17, 1998

Mayo Foundation           c/o Harry Hoffman, 200 1st St., SW, Rochester          43,748        43,748             0
                          MN  55905-0001

Mostes-Withrow, Karen     400 Seaport Ct., Ste. 250, Redwood City, CA             1,932         1,932             0
                          94063-2767

Newman, Greg              9 Brooktree Drive, Danville, CA  94506                159,256       159,256             0

Norman-Weil Foundations   c/o Frank Weil, Abacus VTRS, 147 E 48th St.             4,168         4,168             0
                          New York, NY  10017-1223

O'Neill, Abby             30 Rockefeller Plaza 5600, New York, NY                 1,562         1,562             0
                          10112-0002



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
O'Neill, George           30 Rockefeller Plaza 5600, New York, NY                   938           938             0
                          10112-0002

Osline, Nila              1521 East San Alto, Orange, CA  92865                   5,941         5,941             0

Packard, Warren           400 Seaport Ct., Ste. 250, Redwood City, CA               530           530             0
                          94063-2767

Parker, Thomas            531 Ravenscourt Rd., Hillsborough, CA                     524           524             0
                          94010-6837

Paterson Family Trust     c/o Genstar, 555 California St., Suite 4850,            1,160         1,160             0
                          San Francisco, CA 94104-1502

Richards, Roy             c/o Southwire Co., PO Box 1000 Carrollton,              1,406         1,406             0
                          GA  30119-0002

Rowland Trust             610 Greystone Terrace, Orinda, CA  94563               23,182        23,182             0

Rowland Trust             610 Greystone Terrace, Orinda, CA  94563                4,176         4,176             0
Haley A.

Rowland Trust, Marisa H.  610 Greystone Terrace, Orinda, CA  94563                4,176         4,176             0

Sapling Foundation        c/o Millenium Asset Mgmt, 150 N. Hill Drive,            3,124         3,124             0
                          Ste 40, Brisbane, CA  94005

Selby, Norman             262 Central Park West Apt. 4E, New York, NY             3,124         3,124             0
                          10024-3512

Senoff, Robert            c/o Millenium Asset Mgmt, 150 N. Hill Drive               156           156             0
                          Ste 40, Brisbane, CA  94005

EC Steele Co Inc.         c/o Steele Associates, PO Box 14267, North              6,250         6,250             0
                          Palm Beach, FL  33408-0267

Stork, Carl               c/o Microsoft Corp., 1 Microsoft Way                    6,250         6,250             0
                          Redmond, WA  98052-8300



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
Thomas, William           455 Cervantes Rd., Portola Valley, CA                   1,574         1,574             0
                          94028-7659

Tinklenberg Trust, J.R.   2841 Greer Rd., Palo Alto, CA  94303-3830                 412           412             0
 & M.V.

Tuchman, Mitch            195 Gloria Circle, Menlo Park, CA  94025               41,770        41,770             0

Turner, Ross J.           c/o Genstar Investment Corporation,                       840           840             0
                          555 California Street, Suite 4850
                          San Francisco, CA  94104-1502

Vaccarello, Richard H.    13562 Toni Ann Place, Saratoga, CA 95070-4852          10,980        10,980             0

University of Wisconsin   c/o John Feldt, 1848 University Avenue                  8,748         8,748             0
 Foundation               PO Box 8860, Madison, WI  53708

Walchek, Scott            4159 Buckingham Road, Danville, CA  94526             228,604       228,604             0

West Family Trust         13426 Highland Ranch Rd., Poway, CA 92064                 360           360             0

Weston, Graham            2361 Broadway Street, San Francisco, CA               125,810       125,810             0
                          94115-1233

Williams, Tom             16096 Greenwood Road, Monte Sereno, CA                    312           312             0
                          95030-3018

Former Impulse Buy
 Shareholders

Ballantine, John P.       714 Lakeside Avenue, #404, Seattle, WA  98144           1,509         1,509             0

Canaan Equity L.P.        2884 Sand Hill Road, Suite 115, Menlo Park,            82,864        82,864             0
                          CA  94025

Carlick Walker            1311 Heaven Hill Road, Sonoma, CA  95476                3,018         3,018             0
 Revocable Family Trust



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
Chan, Adrian              126 South Park, San Francisco, CA  94107                   57            57             0

Chan, Patrick             914 E. Meadow Drive, Palo Alto, CA  94303                 468           468             0

Choate, Timothy C.        117 Madrona Place East, Seattle, WA  98112              1,509         1,509             0

Connolly, John            520 Riviera Circle, Larkspur, CA  94939                   479           479             0

Cullinane, Don            52 West 5th Avenue, San Mateo, CA  94402               23,412        23,412             0
 Christopher

Cullinane, Kevin          141 29th Avenue, San Mateo, CA  94403                   1,006         1,006             0

Curtis, Mark              137 Solana Road, Portola Valley, CA  94028              3,440         3,440             0

Daniell, James            77 Marlborough Street, #2, Boston, MA  02116              603           603             0

DePhillippo, Sam          75 Caravan Circle, Needham, MA  02192                      94            94             0

Dubiner, Joel             25 Windsor Place, San Francisco, CA  94133                794           794             0

Eaton, Gregory F.         12380 Priscilla Lane, Los Altos Hills, CA               2,717         2,717             0
                          94022

Ford, Steve               895 Redwood Drive, Aptos, CA  95003                       443           443             0

Gansky, Lisa              45 Templar Place, Oakland, CA  94618                       94            94             0

Goldstein, Bernard        2 Mansuring Way, Rye, NY  10580                         6,036         6,036             0

Goldstein, Mark, H.       67 Issaquah Dock, Sausalito, CA  94965                264,303       264,303             0

Goldstein, Seth           115 Central Park West, Apt 7A, New York, NY                94            94             0
                          10023

Interactive Minds         Attn: Carl Nichols, 1154 Clayton Street, San           44,851        44,851             0
 Ventures, L.P.           Francisco, CA  94117

Kapany, Raj               57 Amador Avenue, Atherton, CA  94027                     603           603             0

Krass, Jonathan           28120 Story Hill Lane, Los Altos Hills, CA              1,690         1,690             0
                          94022



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
Latta Family Trust        Attn: Robert P. Latta, 650 Page Mill Road,              1,676         1,676             0
                          Palo Alto, CA  94304

Ling, Richard             7 Almendral Avenue, Atherton, CA  94027                23,412        23,412             0

Little & Co. LLC          900 Chelmsford Street, Lowell, MA  01851                4,829         4,829             0

Litle, Thomas J., V       712 Main Street Bayne Lane, Newburyport, MA               603           603             0
                          01950

Lopes, John               25541 Fremont Road, Los Altos Hills, CA                 3,018         3,018             0
                          94022

Mann, James L.            1285 Drummers Lane, Wayne, PA  19087                    6,036         6,036             0

Howard E. Marks Living    615 N. Arden Drive, Beverly Hills, CA  90210            6,036         6,036             0
 Trust

Melmon, Richard MM        411 Arlington Way, Menlo Park, CA  94025                3,018         3,018             0
 Pension Plan

Newman, Ellen             323 Geary Street, San Francisco, CA  94102                 94            94             0

Niemeyer, Bill            260 Hazelwood Avenue, San Francisco, CA                   702           702             0
                          94127

O'Connell, Gerald M.      347 Nod Hill Road, Wilton, CT  06897                    3,018         3,018             0

Parenti, Beverly          1085 Greenwich Street, Apt 2, San Francisco,               47            47             0
                          CA  94133

Poler, Ariel              2721 B Pacific Avenue, San Francisco, CA                2,012         2,012             0
                          94115

Raynes, Arthur            317 Ingeborg Road, Wynnewood, PA  19096                 6,036         6,036             0

Rosen, Joe                2 Townsend Street, Apt 2508, San Francisco,               702           702             0
                          CA  94107

Rubin, Jon                1400 Key Blvd, 1st Floor, Arlington, VA                 6,036         6,036             0
                          22209

Schimmel, Steve           2828 Webster Street, Apt. #10, San                        520           520             0



                                                                             Number of
                                                                               Shares                    Number of
                                                                            Beneficially    Number of     Shares
                                                                             Owned Prior     Shares     Beneficially
    Name of Selling                                                            to the         Being      Owned After
      Stockholder                 Address of Selling Stockholder              Offering       Offered    the Offering
------------------------  -----------------------------------------------   ------------  ------------  ------------
                          Francisco, CA  94123

Softbank Technology       Attn: Helen R.S. MacKenzie, 333 W. San                  3,115         3,115             0
 Advisors Fund, L.P.      Carlos St., Suite 1225, San Jose, CA 95110

Softbank Technology       Attn: Helen R.S. MacKenzie, 333 W. San                162,612       162,612             0
 Ventures IV, L.P.        Carlos St., Suite 1225, San Jose, CA 95110

Stuart, Greg              Flycast Communications, 181 Fremont St., San            1,063         1,063             0
                          Francisco, CA 94107

Urban West Capital        520 Broadway, Suite 100, Santa Monica, CA               6,036         6,036             0
 Partners                 90401

Wiener, Jason             225 Mallorca Way, #106, San Francisco, CA                 114           114             0
                          94123

WS Investments 97B        Attn: Robert P. Latta, 650 Page Mill Road,              4,224         4,224             0
                          Palo Alto, CA  94304

Yahoo! Inc.               Attn: Tim Koogle, 3420 Central Expressway,             48,560        48,560             0
                          Sunnyvale, CA  94086

Yu, Francis               846 Corrient Point Drive, Redwood City, CA                 86            86             0
                          94065

                              PLAN OF DISTRIBUTION

     Inktomi will not receive any proceeds from the sale of the shares. Each of the selling stockholders may sell its shares directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The distribution of the shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with such sales.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate agents' commissions if any, and other expenses of issuance and distribution not borne by Inktomi. The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders may effect transactions by selling the shares directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or specifically negotiated underwriting discounts, concessions, or commissions from the selling stockholders.

     To the extent required, the specific shares of common stock to be sold, the names of the selling stockholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

     Inktomi has agreed to bear certain expenses of registration of the common stock under the federal and state securities laws and of any offering and sale hereunder not including certain expenses, such as commissions of dealers or agents, and fees attributable to the sale of the shares. Inktomi has agreed to indemnify the selling stockholders against certain liabilities, including certain potential liabilities under the Securities Act.

     Inktomi may suspend the use of this prospectus for a discrete period of time, not exceeding 75 days in the aggregate and not longer than 30 days as to any single delay, if, in the reasonable judgment of Inktomi, a development has occurred or condition exists as a result of which the Registration Statement or the prospectus does not contain material non-public information which is in the reasonable judgment of Inktomi is required to be included in the Registration Statement or the prospectus for sales of the shares to be made hereunder and the immediate disclosure of such information would be seriously detrimental to Inktomi. Inktomi has agreed not to suspend the use of the prospectus (i) for 15 days following the date the Registration Statement of which this prospectus is a part is first declared effective or (ii) for 15 days after the termination of the suspension of this prospectus by Inktomi. This offering will terminate on the earliest of (a) 180 calendar days after the SEC has declared the Registration Statement effective or (b) the date on which all shares offered hereby have been sold by the selling stockholders.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     There can be no assurance that the selling stockholders will sell any or all of the shares of common stock offered by it hereunder.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon for Inktomi by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, WS Investment Company 97A and WS Investment Company 97B, both investment partnerships composed by certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, and certain attorneys who are members of or are employed by Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of 9,959 shares of Inktomi's Common Stock.

                                    EXPERTS

     The consolidated financial statements of Inktomi as of September 30, 1998 and 1997, and for each of the years in the three-year period ended September 30, 1998, have been incorporated by reference in this prospectus and the Registration Statement which have been audited by PricewaterhouseCoopers LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, payable by Inktomi in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                                                        Amount to be
                                                                                                            Paid
                                                                                                      ---------------
SEC registration fee..................................................................................    $ 53,370.19
Printing expenses.....................................................................................    $ 15,000
Legal fees and expenses...............................................................................    $ 15,000
Accounting fees and expenses..........................................................................    $ 10,000
Miscellaneous expenses................................................................................    $  6,630
   Total..............................................................................................    $100,000.19
                                                                                                      ===============

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article X of Inktomi's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

     Article VI of Inktomi's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

     Inktomi has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Inktomi's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     In addition, pursuant to the terms of the Agreement and Plan of Reorganization entered into by Inktomi in connection with its acquisition of Impulse Buy Network, Inc., Inktomi has agreed to fulfill and honor in all respects the obligations of Impulse Buy Network, Inc. pursuant to certain indemnification agreements between Impulse Buy Network, Inc. and its directors and officers as of the effective time of the merger that effected such acquisition and the indemnification provisions under Impulse's Articles of Incorporation or Bylaws as in effect immediately prior to the merger. The Articles of Incorporation and Bylaws of the surviving corporation in the merger contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Impulse Buy Network, Inc. as in effect immediately prior to the merger, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the acquisition in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time, were directors, officers, employees, or agents of Impulse Buy Network, Inc.

     In addition, pursuant to the terms of the Agreement and Plan of Reorganization entered into by Inktomi in connection with its acquisition of C2B Technologies, Inc., Inktomi has agreed to either cause the surviving corporation to indemnify or to directly indemnify the persons who were officers or directors of C2B Technologies, Inc. on August 31, 1998 in accordance with the Bylaws of C2B Technologies, Inc. as they were in effect on August 31, 1998 for action or inaction by such persons before the time that the merger between Impulse and a subsidiary of Inktomi became effective.

     The Declaration of Registration Rights dated April 30, 1999, by Inktomi made in connection with Inktomi's purchase of Impulse Buy Network, Inc. provides that Inktomi will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     The Registration Rights Agreement dated September 25, 1998, by Inktomi made in connection with Inktomi's purchase of C2B Technologies, Inc. provides that Inktomi will indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Inktomi pursuant to the foregoing provisions, Inktomi has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of Inktomi in which indemnification is being sought, nor is Inktomi aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee, or other agent of Inktomi.

Item 16.  Exhibits

Exhibit No.                                            Description
--------------  ----------------------------------------------------------------
    4.3 Registration Rights Agreement dated September 25, 1998, granted by Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated October 9, 1998, as amended November 2, 1998)
    4.4 Declaration of Registration Rights dated April 21, 1999, granted by Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated May 13, 1999)
    5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation
   23.1 Consent of PricewaterhouseCoopers LLP, Independent Public Accountants (relating to financial statements of Inktomi Corporation)
   23.2         Consent of Counsel (included in Exhibit 5.1)
   24.1         Power of Attorney (See II-5)

Item 17.  Undertakings

     Inktomi hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Inktomi pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining any liability under the Securities Act, each filing of Inktomi's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     6. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Inktomi pursuant to the foregoing provisions, or otherwise, Inktomi has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Inktomi of expenses incurred or paid by a director, officer, or controlling person of Inktomi in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Inktomi will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Inktomi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 16th day of June, 1999.

                                    INKTOMI CORPORATION

                                    By: /s/ Jerry M. Kennelly
                                        __________________________________
                                         Jerry M. Kennelly, Vice President of
                                         Finance and Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, David C. Peterschmidt and Jerry M. Kennelly their attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                                   Title                                 Date
            ---------                                   -----                                 ----
/s/ David C. Peterschmidt           President, Chief Executive Officer (Principal        June 16, 1999
----------------------------------  Executive Officer) and Chairman of the Board
   David C. Peterschmidt            of Directors

/s/ Jerry M. Kennelly               Vice President of Finance and Chief Financial        June 16, 1999
----------------------------------  Officer (Principal Financial and Accounting
   Jerry M. Kennelly                Officer)

/s/ Frank Gill                      Director                                             June 16, 1999
----------------------------------
   Frank Gill

 /s/ Alan F. Shugart                Director                                             June 16, 1999
----------------------------------
   Alan F. Shugart

 /s/ Eric A. Brewer                 Director                                             June 16, 1999
----------------------------------
   Eric A. Brewer

 /s/ John A. Porter                 Director                                             June 16, 1999
----------------------------------
   John A. Porter

 /s/ Frederic W. Harman             Director                                             June 16, 1999
----------------------------------
   Frederic W. Harman

                                 EXHIBIT INDEX

Exhibit No.                                            Description
-----------  -------------------------------------------------------------------
    4.3 Registration Rights Agreement dated September 25, 1998, granted by Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated
             October 9, 1998, as amended November 2, 1998)
    4.4 Declaration of Registration Rights dated April 21, 1999, granted by Inktomi to certain individuals identified therein (incorporated by reference under Inktomi's Current Report on Form 8-K dated May 13,
             1999)
    5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation
   23.1 Consent of PricewaterhouseCoopers LLP, Independent Public Accountants (relating to financial statements of Inktomi Corporation)
   23.2      Consent of Counsel (included in Exhibit 5.1)
   24.1      Power of Attorney (See II-5)